STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION


         FIRST: That pursuant to the provisions of Section 141(f) of the Delaware General Corporation Law (the "Act") the Board of Directors of KN Acquisition Corp. duly adopted resolutions setting forth proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article FIRST thereof so that, as amended, said Article shall be and read as follows:

         FIRST: The name of this corporation is RCM Interests, Inc.

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, a consent of stockholders in lieu of meeting was duly executed by stockholders holding the necessary number of shares as required by statute to ratify such amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Act.

         FOURTH: That the capital of said corporation, shall not be reduced under or by reason of said amendment.

                                                  By: /s/  Ronald C. Morgan
                                                     ---------------------------
                                                     Ronald C. Morgan, President